Filed Pursuant to Rule 424(b)(2)

Registration No. 333-272447

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated December 19, 2023

Pricing Supplement dated           , 2023

(To ETF Underlying Supplement dated September 5, 2023,

Prospectus Supplement dated September 5, 2023, and Prospectus dated September 5, 2023)

Canadian Imperial Bank of Commerce Trigger Autocallable Contingent Yield Notes

$     Notes Linked to the Least Performing of the SPDR® S&P 500® ETF Trust and the Energy Select Sector SPDR® Fund due on or about December 23, 2026

Investment Description

These Trigger Autocallable Contingent Yield Notes (the ‘‘Notes’’) are senior unsecured debt securities issued by Canadian Imperial Bank of Commerce (“CIBC”) with returns linked to the Least Performing of the SPDR® S&P 500® ETF Trust and the Energy Select Sector SPDR® Fund (each, an “Underlying” and together, the “Underlyings”). The Notes will rank equally with all of our other unsecured and unsubordinated debt obligations. CIBC will pay a quarterly Contingent Coupon if the Closing Price of each Underlying on the applicable Coupon Determination Date (including the Final Valuation Date) is equal to or greater than its Coupon Barrier. Otherwise, no coupon will be paid for the quarter. CIBC will automatically call the Notes if the Closing Price of each Underlying on any quarterly Call Observation Date, commencing on June 20, 2024, is equal to or greater than its Initial Price. If the Notes are called, CIBC will pay you the principal amount of your Notes plus the Contingent Coupon for the applicable quarter, and no further amounts will be owed to you under the Notes. The Underlying with the lowest Underlying Return is the “Least Performing Underlying.” If the Notes are not called prior to maturity and the Final Price of the Least Performing Underlying is equal to or greater than its Downside Threshold, CIBC will pay you a cash payment at maturity equal to the principal amount of your Notes plus the final Contingent Coupon. If the Final Price of the Least Performing Underlying is less than its Downside Threshold, CIBC will pay you less than the full principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the negative performance of the Least Performing Underlying over the term of the Notes, and you may lose up to 100% of your principal amount.

Investing in the Notes involves significant risks. CIBC may not pay any Contingent Coupons on the Notes. You may lose some or all of your principal amount. You will be exposed to the market risk of each Underlying on each Coupon Determination Date and any decline in the price of one Underlying may negatively affect your return and will not be offset or mitigated by a lesser decline or any increase in the price of any other Underlying. Generally, the higher the Contingent Coupon Rate on a Note, the greater the risk of loss on that Note. The contingent repayment of principal only applies if you hold the Notes to maturity or automatic call. Any payments on the Notes, including any repayment of principal, are subject to the creditworthiness of CIBC. If CIBC were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features

❑     Contingent Coupon: CIBC will pay a quarterly Contingent Coupon payment if the Closing Price of each Underlying on the applicable Coupon Determination Date is equal to or greater than its Coupon Barrier. Otherwise, no coupon will be paid for the quarter.

❑     Automatically Callable: CIBC will automatically call the Notes and pay you the principal amount of your Notes plus the Contingent Coupon otherwise due for that applicable quarter if the Closing Price of each Underlying on any quarterly Call Observation Date, commencing on June 20, 2024 is equal to or greater than its Initial Price. If the Notes are not called, investors will potentially lose a portion of their principal amount at maturity.

❑    Contingent Repayment of Principal Amount at Maturity: If the Notes have not been previously called and the Final Price of the Least Performing Underlying is not less than its Downside Threshold on the Final Valuation Date, CIBC will pay you the principal amount per Note at maturity plus the final Contingent Coupon. If the Final Price of the Least Performing Underlying on the Final Valuation Date is less than its Downside Threshold, CIBC will pay a cash amount that is less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the decline in the Closing Price of the Least Performing Underlying from the Strike Date to the Final Valuation Date. The contingent repayment of principal only applies if you hold the Notes until maturity or automatic call. Any payments on the Notes, including any repayment of principal, are subject to the creditworthiness of CIBC.

Key Dates[1]

Strike Date	December 18, 2023
Trade Date	December 19, 2023
Settlement Date	December 21, 2023
Coupon Determination Dates[2]	Quarterly, commencing on March 19, 2024
Call Observation Dates[2]	Quarterly, commencing on June 20, 2024
Final Valuation Date[2]	December 21, 2026
Maturity Date[2]	December 23, 2026

[1] Expected [2] See page PS-4 for additional details

THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE TERMS OF THE NOTES MAY NOT OBLIGATE CIBC TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES. THE NOTES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE LEAST PERFORMING UNDERLYING, WHICH CAN RESULT IN A LOSS OF SOME OR ALL OF THE PRINCIPAL AMOUNT AT MATURITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF CIBC. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE PS-6 AND THE MORE DETAILED ‘‘RISK FACTORS’’ BEGINNING ON PAGE S-1 OF THE ACCOMPANYING UNDERLYING SUPPLEMENT, BEGINNING ON PAGE S-1 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND PAGE 1 OF THE ACCOMPANYING PROSPECTUS BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES.

Note Offering

The Notes are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples of $10 in excess thereof. The final terms of the Notes will be determined on the Trade Date.

Underlyings (Least Performing of)	Contingent Coupon Rate	Initial Prices	Downside Thresholds	Coupon Barriers	CUSIP	ISIN
The SPDR® S&P 500® ETF Trust (“SPY”)	At least 8.36% per annum	$471.97	$283.18, which is 60.00% of its Initial Price*	$283.18, which is 60.00% of its Initial Price*	13608P368	US13608P3689
The Energy Select Sector SPDR® Fund (“XLE”)		$84.18	$50.51, which is 60.00% of its Initial Price*	$50.51, which is 60.00% of its Initial Price*

* Rounded to two decimal places.

See “Additional Information about the Notes” on page PS-2. The Notes offered will have the terms specified in the accompanying prospectus, prospectus supplement and underlying supplement, and the terms set forth herein.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state or provincial securities commission has approved or disapproved of the Notes or determined if this pricing supplement or the accompanying underlying supplement, prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation (the “CDIC”), the U.S. Federal Deposit Insurance Corporation, or any other government agency or instrumentality of Canada, the United States or any other jurisdiction. The Notes are not bail-inable debt securities (as defined on page 6 of the prospectus). The Notes will not be listed on any securities exchange.

The initial estimated value of the Notes on the Trade Date as determined by CIBC is expected to be between $9.333 and $9.533 per $10.00 principal amount of the Notes, which is expected to be less than the price to public. See “Key Risks—General Risks” beginning on page PS-9 of this pricing supplement and “The Bank’s Estimated Value of the Notes” on the last page of this pricing supplement for additional information.

	Price to Public		Underwriting Discount(1)		Proceeds to Us
Notes Linked to:	Total	Per Note	Total	Per Note	Total	Per Note
The Least Performing of the SPDR® S&P 500® ETF Trust and the Energy Select Sector SPDR® Fund	•	$10.00	•	$0.20	•	$9.80

(1) CIBC World Markets Corp. (“CIBCWM”), our affiliate, will purchase the Notes and, as part of the distribution of the Notes, will sell all of the Notes to UBS Financial Services Inc. (“UBS”) at the discount specified in the table above. See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement for additional information.

UBS Financial Services Inc.	CIBC Capital Markets

Additional Information About the Notes

You should read this pricing supplement together with the prospectus dated September 5, 2023 (the “prospectus”), the prospectus supplement dated September 5, 2023 (the “prospectus supplement”) and the ETF Underlying Supplement dated September 5, 2023 (the “underlying supplement”). Information in this pricing supplement supersedes information in the underlying supplement, the prospectus supplement and the prospectus to the extent it is different from that information. Certain terms used but not defined herein will have the meanings set forth in the underlying supplement, the prospectus supplement or the prospectus.

You should rely only on the information contained in or incorporated by reference in this pricing supplement and the accompanying underlying supplement, the prospectus supplement and the prospectus. This pricing supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this pricing supplement and the accompanying underlying supplement, the prospectus supplement and the prospectus, and in the documents referred to in those documents and which are made available to the public. We, UBS and our respective affiliates have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

We, CIBCWM and UBS are not making an offer to sell the Notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this pricing supplement or the accompanying underlying supplement, the prospectus supplement or the prospectus is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this pricing supplement nor the accompanying underlying supplement, the prospectus supplement or the prospectus constitutes an offer, or an invitation on behalf of us, CIBCWM or UBS, to subscribe for and purchase any of the Notes and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

References to “CIBC,” “the Issuer,” “the Bank,” “we,” “us” and “our” in this pricing supplement are references to Canadian Imperial Bank of Commerce and not to any of our subsidiaries, unless we state otherwise or the context otherwise requires. References to “Fund” in the underlying supplement will be references to “Underlying.”

You may access the underlying supplement, the prospectus supplement and the prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦	Underlying supplement dated September 5, 2023

https://www.sec.gov/Archives/edgar/data/1045520/000110465923098171/tm2322483d88_424b5.htm

♦	Prospectus supplement dated September 5, 2023:

https://www.sec.gov/Archives/edgar/data/1045520/000110465923098166/tm2322483d94_424b5.htm

♦	Prospectus dated September 5, 2023:

https://www.sec.gov/Archives/edgar/data/1045520/000110465923098163/tm2325339d10_424b3.htm

Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦	You believe the Closing Price of each Underlying will be equal to or greater than its Coupon Barrier on most or all of the Coupon Determination Dates and equal to or greater than its Downside Threshold on the Final Valuation Date.

♦	You are willing to make an investment where you could lose some or all of your initial investment and are willing to make an investment that may have the same downside market risk as the Least Performing Underlying.

♦	You are willing to accept the individual market risk of each Underlying and understand that any decline in the price of one Underlying will not be offset or mitigated by a lesser decline or any increase in the price of any other Underlying.

♦	You understand and accept that you will not participate in any appreciation in the price of any Underlying, and your potential return is limited to the Contingent Coupon payments.

♦	You are willing to invest in the Notes based on the Coupon Barriers and the Downside Thresholds indicated on the cover hereof and if the Contingent Coupon Rate was set to the minimum indicated on the cover hereof (the actual Contingent Coupon Rate will be set on the Trade Date).

♦	You are willing to hold the Notes that may be automatically called on any Call Observation Date, commencing on June 20, 2024, on which the Closing Price of each Underlying is equal to or greater than its Initial Price, or you are otherwise willing to hold the Notes to maturity and do not seek an investment for which there is an active secondary market.

♦	You understand and accept the risks associated with each Underlying.

♦	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by CIBC or another issuer with a similar credit rating.

♦	You are willing to forgo dividends paid on an Underlying and the stocks held by an Underlying and do not seek guaranteed current income from your investment.

♦	You are willing to assume the credit risk associated with CIBC, as Issuer of the Notes, and understand that if CIBC defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

The Notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦	You believe that the price of at least one Underlying will decline during the term of the Notes and is likely to close below its Coupon Barrier on most or all of the Coupon Determination Dates and below its Downside Threshold on the Final Valuation Date.

♦	You are not willing to make an investment in which you could lose some or all of your initial investment and you are not willing to make an investment that may have the same downside market risk as the Least Performing Underlying.

♦	You are not willing to accept the individual market risk of each Underlying or are not willing to accept the risk that any decline in the price of one Underlying will not be offset or mitigated by a lesser decline or any increase in the price of any other Underlying.

♦	You seek an investment that participates in the appreciation in the price of any Underlying or that has unlimited return potential.

♦	You are unwilling to invest in the Notes based on the Coupon Barriers or the Downside Thresholds indicated on the cover hereof or if the Contingent Coupon Rate was set to the minimum indicated on the cover hereof (the actual Contingent Coupon Rate will be set on the Trade Date).

♦	You are unable or unwilling to hold the Notes that will be automatically called on any Call Observation Date, commencing on June 20, 2024, on which the Closing Price of each Underlying is equal to or greater than its Initial Price, or you are otherwise unable or unwilling to hold the Notes to maturity and seek an investment for which there will be an active secondary market.

♦	You do not understand or accept the risks associated with any Underlying.

♦	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by CIBC or another issuer with a similar credit rating.

♦	You prefer to receive the dividends paid on an Underlying or the stocks held by an Underlying and seek guaranteed current income from your investment.

♦	You are not willing or are unable to assume the credit risk associated with CIBC, as Issuer of the Notes, for any payments on the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. For more information about the Underlyings, see “Information About the Underlyings” in this pricing supplement, and “Reference Sponsors and Fund Descriptions—The SPDR® S&P 500® ETF Trust” on page S-49 and “—The Select Sector SPDR® Funds” beginning on page S-44 of the accompanying underlying supplement. You should also review carefully the “Key Risks” herein and the more detailed “Risk Factors” beginning on page S-1 of the underlying supplement and beginning on page S-1 of the accompanying prospectus supplement.

Indicative Terms

Issuer:	Canadian Imperial Bank of Commerce
Principal Amount:	$10 per Note (subject to a minimum investment of $1,000).
Term:	Approximately 3 years, unless earlier called.
Strike Date:	December 18, 2023
Trade Date[1]:	December 19, 2023
Settlement Date[1]:	December 21, 2023
Final Valuation Date[1]:	December 21, 2026
Maturity Date[1]:	December 23, 2026
Reference Asset:	The least performing of the SPDR® S&P 500® ETF Trust (Bloomberg ticker: SPY) (the “SPY”) and the Energy Select Sector SPDR® Fund (Ticker: “XLE”) (the “XLE”) (each, an “Underlying” and together, the “Underlyings”)
Automatic Call Feature / Call Observation Dates / Call Payment Date:

The Notes will be automatically called if the Closing Price of each Underlying on any quarterly Call Observation Date, commencing on June 20, 2024, is equal to or greater than its Initial Price. Each Coupon Determination Date on and after June 20, 2024 will also be a Call Observation Date. You will not receive any notice from us if the Notes are automatically called.

If the Notes are called, CIBC will pay you on the applicable Coupon Payment Date (which will also be the “Call Payment Date”) a cash payment per Note equal to your principal amount plus the Contingent Coupon otherwise due on that date. No further amounts will be owed to you under the Notes.

Coupon Payment Dates:	Two business days following the applicable Coupon Determination Date, except that as to the final Coupon Determination Date, the Coupon Payment Date will be the Maturity Date. The expected Coupon Determination Dates and Coupon Payment Dates are set forth in the table below.
Contingent Coupon Rate:	At least 8.36% per annum (or at least 2.09% per quarter), to be determined on the Trade Date
Contingent Coupon:

If the Closing Price of each Underlying is equal to or greater than its Coupon Barrier on any Coupon Determination Date, CIBC will pay you the Contingent Coupon applicable to that Coupon Determination Date.

If the Closing Price of any Underlying is less than its Coupon Barrier on any Coupon Determination Date, the Contingent Coupon applicable to that Coupon Determination Date will not be payable and CIBC will not make any payment to you on the relevant Coupon Payment Date.

The Contingent Coupon will be at least $0.209 per quarter per Note, to be determined on the Trade Date. The following table sets forth the expected Coupon Determination Dates and Coupon Payment Dates.

Expected Coupon Determination Dates[1]	Expected Coupon Payment Dates[1]
March 19, 2024	March 21, 2024
June 20, 2024	June 24, 2024
September 19, 2024	September 23, 2024
December 19, 2024	December 23, 2024
March 19, 2025	March 21, 2025
June 20, 2025	June 24, 2025
September 19, 2025	September 23, 2025
December 19, 2025	December 23, 2025
March 19, 2026	March 23, 2026
June 22, 2026	June 24, 2026
September 21, 2026	September 23, 2026
December 21, 2026	December 23, 2026

Contingent Coupon payments on the Notes are not guaranteed. CIBC will not pay you the Contingent Coupon for any Coupon Determination Date on which the Closing Price of any Underlying is less than its Coupon Barrier.

Payment at Maturity (per $10 Note):

If the Notes are not called, for each $10 principal amount of the Notes, you will receive a cash payment on the Maturity Date calculated as follows:

If the Final Price of the Least Performing Underlying is equal to or greater than its Downside Threshold:

$10 + final Contingent Coupon.

If the Final Price of the Least Performing Underlying is less than its Downside Threshold:

1 Expected. In the event CIBC makes any changes to the expected Trade Date and Settlement Date, the Final Valuation Date and the Maturity Date will be changed so that the stated term of the Notes remains the same, and the Coupon Determination Dates and Call Observation Dates may be adjusted in a similar manner. Each Coupon Determination Date, Call Observation Date and Coupon Payment Date, including the Final Valuation Date and the Maturity Date is subject to postponement in the event of a Market Disruption Event or non-trading day, as described under “Certain Terms of the Notes—Valuation Dates” and “—Interest Payment Dates, Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying underlying supplement.

$10 × (1 + Underlying Return of the Least Performing Underlying).

In this case, you will have a loss of principal that is proportionate to the decline in the Final Price of the Least Performing Underlying as compared to its Initial Price, and you will lose some or all of your principal amount. Even with any Contingent Coupons, the return on the Notes may be negative.

Least Performing Underlying	The Underlying with the lowest Underlying Return.

Underlying Return:	For each Underlying, calculated as follows: Final Price - Initial Price
Initial Price

Downside Threshold:	For each Underlying, 60.00% of its Initial Price, as indicated on the cover hereof.

Coupon Barrier:	For each Underlying, 60.00% of its Initial Price, as indicated on the cover hereof.

Initial Price:	For each Underlying, its Closing Price on the Strike Date, as indicated on the cover hereof. The Initial Price of an Underlying will be subject to adjustment by the calculation agent as described under “Certain Terms of the Notes—Anti-Dilution Adjustments” in the accompanying underlying supplement.

Final Price:	For each Underlying, its Closing Price on the Final Valuation Date.

Calculation Agent	Canadian Imperial Bank of Commerce

Investment Timeline

Strike Date	The Initial Price of each Underlying was observed.

Trade Date	The terms of the Notes are determined.

Quarterly Contingent Coupon. The Notes are Callable on any quarterly Call Observation Date Beginning June 20, 2024

If the Closing Price of each Underlying is equal to or greater than its Coupon Barrier on any Coupon Determination Date, CIBC will pay you a Contingent Coupon on the applicable Coupon Payment Date.

The Notes will automatically be called if the Closing Price of each Underlying on any Call Observation Date, commencing on June 20, 2024, is equal to or greater than its Initial Price.

If the Notes are called, CIBC will pay you a cash payment per Note equal to $10.00 plus the Contingent Coupon otherwise due on that date.

Maturity Date

The Final Price and the Underlying Return of each Underlying are determined on the Final Valuation Date.

If the Notes have not been called and the Final Price of the Least Performing Underlying is equal to or greater than its Downside Threshold, CIBC will repay the principal amount equal to $10.00 per Note plus the final Contingent Coupon.

If the Notes have not been called and the Final Price of the Least Performing Underlying is below its Downside Threshold, CIBC will pay you a cash payment at maturity that will be less than the principal amount, if anything, resulting in a loss of principal proportionate to the decline of the Least Performing Underlying, equal to an amount of:

$10 × (1 + Underlying Return of the Least Performing Underlying) per Note

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT AT MATURITY. ANY PAYMENTS ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, ARE SUBJECT TO THE CREDITWORTHINESS OF CIBC. IF CIBC WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

You will be exposed to the market risk of each Underlying on each Coupon Determination Date and any decline in the price of one Underlying may negatively affect your return and will not be offset or mitigated by a lesser decline or any increase in the price of any other Underlying. Generally, the higher the Contingent Coupon Rate on a Note, the greater the risk of loss on that Note.

Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply to the Notes are summarized here. However, CIBC urges you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” section of the accompanying underlying supplement and the accompanying prospectus supplement. CIBC also urges you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

Structure Risks

♦	Risk of Loss at Maturity — The Notes differ from ordinary debt securities in that CIBC will not necessarily pay the full principal amount of the Notes. If the Notes are not called, CIBC will only pay you the principal amount of your Notes in cash at maturity if the Final Price of the Least Performing Underlying is greater than or equal to its Downside Threshold. If the Notes are not called and the Final Price of the Least Performing Underlying is less than its Downside Threshold, you will lose some or all of your initial investment in an amount proportionate to the decline in the Final Price of the Least Performing Underlying from its Initial Price. You may lose some or all of your principal amount at maturity.

♦	The Contingent Repayment of Principal Applies Only Upon an Automatic Call or at Maturity — You should be willing to hold your Notes to an automatic call or maturity. If you are able to sell your Notes prior to an automatic call or maturity in the secondary market, you may have to sell them at a loss relative to your investment even if the price of each Underlying at that time is above its Downside Threshold.

♦	You May Not Receive any Contingent Coupons — CIBC will not necessarily make periodic coupon payments on the Notes. If the Closing Price of any Underlying on a Coupon Determination Date is less than its Coupon Barrier, CIBC will not pay you the Contingent Coupon applicable to that Coupon Determination Date. If the Closing Price of any Underlying is less than its Coupon Barrier on each of the Coupon Determination Dates, CIBC will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, your Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Notes.

♦	There Can Be No Assurance that the Investment View Implicit in the Notes Will Be Successful — It is impossible to predict whether and the extent to which the price of any Underlying will rise or fall. There can be no assurance that the Closing Price of any Underlying will be equal to or greater than its Coupon Barrier on any Coupon Determination Date or, if the Notes have not been called, that the Final Price of the Least Performing Underlying will be equal to or greater than its Downside Threshold. The price of an Underlying will be influenced by complex and interrelated political, economic, financial and other factors that affect issuers of the securities held by that Underlying. You should be willing to accept the risk of not receiving any Contingent Coupons and losing a significant portion or all of your initial investment.

♦	Your Potential Return on the Notes Is Limited to Any Contingent Coupons and You Will Not Participate in Any Appreciation of Any Underlying Or Underlying Constituents — The return potential of the Notes is limited to the Contingent Coupon Rate regardless of any appreciation of any Underlying. In addition, your total return on the Notes will vary based on the number of Coupon Determination Dates for which the Contingent Coupons are payable and may be less than the Contingent Coupon Rate, or even zero. Further, the return potential of the Notes is limited by the automatic call feature in that you will not receive any further payments after the Notes are called. Your Notes could be called as early as June 20, 2024, and your return could be minimal. If the Notes are not called, you may be exposed to the decline in the price of the Least Performing Underlying even though you cannot participate in any potential appreciation in the price of any Underlying. In addition, if the Notes have not been previously called and if the price of the Least Performing Underlying is less than its Initial Price, as the Maturity Date approaches and the remaining number of Coupon Determination Dates decreases, the Notes are less likely to be automatically called, as there will be a shorter period of time remaining for the price of the Least Performing Underlying to increase to its Initial Price. As a result, the return on an investment in the Notes could be less than the return on a direct investment in securities represented by any Underlying.

♦	Reinvestment Risk — If your Notes are called early, the term of the Notes will be reduced and you will not receive any payment on the Notes after the applicable Call Payment Date. There is no guarantee that you would be able to reinvest the proceeds from an automatic call of the Notes at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you may incur transaction costs. The Notes may be called as early as approximately 6 months after issuance.

♦	Because the Notes Are Linked to the Performance of More Than One Underlying, There Is a Greater Risk of Contingent Coupons Not Being Paid and of You Sustaining a Significant Loss on Your Investment — The risk that you will not receive any Contingent Coupons and lose some or all of your initial investment in the Notes at maturity is greater if you invest in the Notes as opposed to substantially similar notes that are linked to the performance of only one Underlying. With multiple Underlyings, it is more likely that the Closing Price of at least one Underlying will be less than its Coupon Barrier on a Coupon Determination Date or less than its Downside Threshold on the Final Valuation Date. Therefore, it is more likely that you will not receive any Contingent Coupons and that you will suffer a significant loss on your investment at maturity.

In addition, movements in the prices of the Underlyings may be correlated or uncorrelated at different times during the term of the Notes, and such correlation (or lack thereof) could have an adverse effect on your return on the Notes. The correlation of a pair of Underlyings represents a statistical measurement of the degree to which the ratios of the returns of those Underlyings were similar to each other over a given period of time. The correlation between a pair of Underlyings is scaled from 1.0 to -1.0, with 1.0 indicating perfect positive correlation (i.e., the prices of two Underlyings are increasing together or decreasing together and the ratio of their daily returns has been constant), 0 indicating no correlation (i.e., there is no statistical relationship between the daily returns of that pair of Underlyings) and -1.0 indicating perfect negative correlation (i.e., as the price of one Underlying increases, the price of the other Underlying decreases and the ratio of their daily returns has been constant).

The lower (or more negative) the correlation among the Underlyings, the less likely it is that those Underlyings will move in the same direction and, therefore, the greater the potential for one of those Underlyings to close below its Coupon Barrier or Downside Threshold on a Coupon Determination Date or the Final Valuation Date, respectively. This is because the less positively correlated the Underlyings are, the greater the likelihood that at least one of the Underlyings will decrease in value. This results in a greater potential for a Contingent Coupon not to be paid during the term of the Notes and for a loss of principal at maturity. However, even if the Underlyings have a higher positive correlation, one or more of those Underlyings might close below its Coupon Barrier or Downside Threshold on a Coupon Determination Date or the Final Valuation Date, as the Underlyings may decrease in value together.

CIBC determines the Contingent Coupon Rate for the Notes based, in part, on the correlation among the Underlyings, calculated using internal models at the time the terms of the Notes are set. As discussed above, increased risk resulting from lower correlation will be reflected in a higher Contingent Coupon Rate than would be payable on notes that have a higher degree of correlation.

♦	Your Return Will Be Based on the Individual Return of Each Underlying — Unlike notes linked to a basket of underlyings, the Notes will be linked to the individual performance of each Underlying. Because the Notes are not linked to a basket, in which case the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the prices of the Underlyings to the same degree for each Underlying. The amount payable on the Notes, if any, depends on the performance of the Least Performing Underlying regardless of the performance of any other Underlying. You will bear the risk that any of the Underlyings will perform poorly.

♦	Higher Contingent Coupons or Lower Downside Thresholds Are Generally Associated with the Underlying with Greater Expected Volatility and Therefore Can Indicate a Greater Risk of Loss — ”Volatility” refers to the frequency and magnitude of changes in the price of an Underlying. The greater the expected volatility with respect to an Underlying on the Trade Date, the higher the expectation as of the Trade Date that the Underlying could close below its Coupon Barrier on a Coupon Determination Date, resulting in no Contingent Coupons payable on the Notes, or below its Downside Threshold on the Final Valuation Date, resulting in the loss of some or all of your investment. This greater expected risk will generally be reflected in a higher Contingent Coupon than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower Downside Threshold or a higher Contingent Coupon) than for similar securities linked to the performance of an Underlying with a lower expected volatility as of the Trade Date. You should therefore understand that a relatively higher Contingent Coupon may indicate an increased risk of loss. Further, a relatively lower Downside Threshold may not necessarily indicate that the Notes have a greater likelihood of a repayment of principal at maturity. The volatility of an Underlying can change significantly over the term of the Notes. The price of an Underlying for your Notes could fall sharply, which could result in a significant loss of principal, and the non-payment of one or more Contingent Coupons. You should be willing to accept the downside market risk of the Least Performing Underlying and the potential to lose some or all of your principal at maturity.

Underlying Risks

♦	An Investment in the Notes Is Subject to Risks Associated the Energy Sector — All or substantially all of the stocks held by the XLE are issued by companies whose primary business is directly associated with the energy sector. Because the value of the Notes is linked to the performance of the Least Performing Underlying, an investment in the Notes exposes investors to risks associated with investments in the stocks of companies in the energy sector. The value of the Notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting the energy sector than a different investment linked to a more broadly diversified group of underlying stocks.

Energy companies develop and produce crude oil and natural gas and/or provide drilling and other energy resources production and distribution related services. Stock prices for these types of companies are mainly affected by the business, financial and operating conditions of the particular company, as well as changes in prices for oil, gas and other types of fuels, which in turn largely depend on supply and demand for various energy products and services. Some of the factors that may influence supply and demand for energy products and services include: general economic conditions and growth rates; weather conditions; the cost of exploring for, producing and delivering oil and gas; technological advances affecting energy efficiency and energy consumption; the ability of the Organization of Petroleum Exporting Countries (OPEC) to set and maintain production levels of oil; currency fluctuations; inflation; natural disasters; civil unrest, acts of sabotage or terrorism; and other regional or global events. The profitability of energy companies may also be adversely affected by existing and future laws, regulations, government actions and other legal requirements relating to protection of the environment, health and safety matters and others that may increase the costs of conducting their business or may reduce or delay available business opportunities. Increased supply or weak demand for energy products and services, as well as various developments leading to higher costs of doing business or missed business opportunities, would adversely impact the performance of companies in the energy sector. All these factors may adversely affect the price of the XLE and consequently, the return on the Notes.

♦	Owning the Notes Is Not the Same as Owning Shares of an Underlying or the Stocks Held by an Underlying — The return on your Notes may not reflect the return you would realize if you actually owned shares of an Underlying or the stocks held by an Underlying. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of shares of an Underlying or the stocks held by any Underlying would have. Furthermore, an Underlying and the stocks held by an Underlying may appreciate substantially during the term of your Notes, and you will not participate in such appreciation.

♦	Changes Affecting an Underlying or Its Underlying Index May Adversely Affect the Value of that Underlying — The policies of the sponsor of an Underlying or its Underlying Index concerning additions, deletions and substitutions of the stocks included in that Underlying or Underlying Index and the manner in which the sponsor takes account of certain changes affecting those stocks included in that Underlying or Underlying Index may adversely affect its value. The policies of such sponsor with respect to the calculation of that Underlying or Underlying Index could also adversely affect its value. Such sponsor may discontinue or suspend calculation or dissemination of that Underlying or Underlying Index. Any such actions could have an adverse effect on the price of an Underlying and consequently, the value of the Notes.

♦	The Performance of a Fund May Not Correlate with the Performance of Its Underlying Index as well as the Net Asset Value per Share of that Fund, Especially During Periods of Market Volatility — Although a Fund is designed to track the performance of its Underlying Index, the performance of that Fund and that of its Underlying Index generally will vary due to, for example, transaction costs, management fees, certain corporate actions, and timing variances. Moreover, it is also possible that the performance of a Fund may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its Underlying Index. This could be due to, for example, a Fund not holding all or substantially all of the underlying assets included in the Underlying Index and/or holding assets that are not included in the Underlying Index, the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments held by a Fund, differences in trading hours between a Fund (or the underlying assets held by a Fund) and its Underlying Index, or due to other circumstances. This variation in performance is called the “tracking error,” and, at times, the tracking error may be significant.

In addition, because the shares of a Fund are traded on a securities exchange and are subject to market supply and investor demand, the market price of one share of that Fund may differ from its net asset value per share; shares of that Fund may trade at, above, or below its net asset value per share.

During periods of market volatility, securities held by a Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of that Fund and the liquidity of that Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of a Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of a Fund. As a result, under these circumstances, the market value of shares of a Fund may vary substantially from the net asset value per share of that Fund.

For the foregoing reasons, the performance of a Fund may not match the performance of its Underlying Index over the same period. Because of this variance, the return on the Notes, to the extent dependent on the performance of that Fund, may not be the same as an investment directly in the securities or other assets included in the Underlying Index or the same as a debt security with a return linked to the performance of the Underlying Index.

♦	The Funds are Subject to Management Risk — The Funds are not managed according to traditional methods of “active” investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, The Fund, utilizing a “passive” or indexing investment approach, attempts to approximate the investment performance of the Underlying Index by investing in a portfolio of securities that generally replicate the Underlying Index. Therefore, unless a specific security is removed from its Underlying Index, a Fund generally would not sell a security because the security’s issuer was in financial trouble. In addition, a Fund is subject to the risk that the investment strategy of its investment advisor may not produce the intended results. All these factors may adversely affect the Closing Price of a Fund and consequently, the return on the Notes.

Conflicts of Interest

♦	Certain Business, Trading and Hedging Activities of Us, UBS, and Our Respective Affiliates May Create Conflicts With Your Interests and Could Potentially Adversely Affect the Value of the Notes — We, UBS, and our respective affiliates may engage in trading and other business activities related to an Underlying or any securities held by an Underlying that are not for your account or on your behalf. We, UBS, and our respective affiliates also may issue or underwrite other financial instruments with returns based upon an Underlying. These activities may present a conflict of interest between your interest in the Notes and the interests that we, UBS, and our respective affiliates may have in our or their proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. In addition, we, UBS, and our respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes, and which may be revised at any time. Any such research, opinions or recommendations could adversely affect the price of an Underlying, and therefore, the market value of the Notes. These trading and other business activities, if they affect the price of an Underlying or secondary trading in your Notes, could be adverse to your interests as a beneficial owner of the Notes.

Moreover, we, UBS, and our respective affiliates play a variety of roles in connection with the issuance of the Notes, including hedging our obligations under the Notes and making the assumptions and inputs used to determine the pricing of the Notes and the initial estimated value of the Notes when the terms of the Notes are set. We expect to hedge our obligations under the Notes through CIBCWM, UBS, one of our or its affiliates, and/or another unaffiliated counterparty, which may include any dealer from which you purchase the Notes. Any of these hedging activities may adversely affect the price of an Underlying and therefore the market value of the Notes and the amount you will receive, if any, on the Notes. In connection with such activities, the economic interests of us, UBS, and our respective affiliates may be adverse to your interests as an investor in the Notes. Any of these activities may adversely affect the value of the Notes. In addition, because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging activity may result in a profit that is more or less than expected, or it may result in a loss. We, UBS, one or more of our respective affiliates or any unaffiliated counterparty will retain any profits realized in hedging our obligations under the Notes even if investors do not receive a favorable investment return under the terms of the Notes or in any secondary market transaction. Any profit in connection with such hedging activities will be in addition to any other compensation that we, UBS, our respective affiliates or any unaffiliated counterparty receive for the sale of the Notes, which creates an additional incentive to sell the Notes to you. We, UBS, our respective affiliates or any unaffiliated counterparty will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the Notes.

♦	There Are Potential Conflicts of Interest Between You and the Calculation Agent — The calculation agent will determine, among other things, the amount of payments on the Notes. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent will determine whether a Market Disruption Event affecting an Underlying has occurred, and determine the Closing Price of that Underlying if a scheduled Call Observation Date or the Final Valuation Date is postponed to the last possible day with respect to an Underlying, and make certain anti-dilution adjustments to the Initial Price of a Fund if certain corporate events occur. See “Certain Terms of the Notes—Valuation Dates” and “—Anti-Dilution Adjustments” in the underlying supplement. This determination may, in turn, depend on the calculation agent’s judgment as to whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. The calculation agent will be required to carry out its duties in good faith and use its reasonable judgment. However, because we will be the calculation agent, potential conflicts of interest could arise. None of us, CIBCWM or any of our other affiliates will have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Tax Risks

♦	The Tax Treatment of the Notes Is Uncertain — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your own tax situation. See “United States Federal Income Tax Considerations” and “Certain Canadian Federal Income Tax Considerations” in this pricing supplement, “Material U.S. Federal Income Tax Consequences” in the underlying supplement and “Material Income Tax Consequences—Canadian Taxation” in the prospectus.

General Risks

♦	Payments on the Notes Are Subject to Our Credit Risk, and Actual or Perceived Changes in Our Creditworthiness Are Expected to Affect the Value of the Notes — The Notes are our senior unsecured debt obligations and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus and prospectus supplement, the Notes will rank on par with all of our other unsecured and unsubordinated debt obligations, except such obligations as may be preferred by operation of law. All payments to be made on the Notes depend on our ability to satisfy our obligations as they come due. As a result, the actual and perceived creditworthiness of us may affect the market value of the Notes and, in the event we were to default on our obligations, you may not receive the amounts owed to you under the terms of the Notes. If we default on our obligations under the Notes, your investment would be at risk and you could lose some or all of your investment. See “Description of Senior Debt Securities—Events of Default” in the accompanying prospectus.

♦	The Notes Will Be Subject to Risks Under Canadian Bank Resolution Powers — Under Canadian bank resolution powers, the CDIC may, in circumstances where the Bank has ceased, or is about to cease, to be viable, assume temporary control or ownership of the Bank and may be granted broad powers by one or more orders of the Governor in Council (Canada), each of which we refer to as an “Order,” including the power to sell or dispose of all or a part of the assets of the Bank, and the power to carry out or cause the Bank to carry out a transaction or a series of transactions the purpose of which is to restructure the business of the Bank. If the CDIC were to take action under the Canadian bank resolution powers with respect to the Bank, this could result in holders or beneficial owners of the Notes being exposed to losses.

♦	The Bank’s Initial Estimated Value of the Notes Will Be Lower Than the Initial Issue Price (Price to Public) of the Notes — The initial issue price of the Notes will exceed the Bank’s initial estimated value because costs associated with selling and structuring the Notes, as well as hedging the Notes, are included in the initial issue price of the Notes. See “The Bank’s Estimated Value of the Notes” on the last page of this pricing supplement.

♦	The Bank’s Initial Estimated Value Does Not Represent Future Values of the Notes and May Differ From Others’ Estimates — The Bank’s initial estimated value of the Notes is only an estimate, which will be determined by reference to the Bank’s internal pricing models when the terms of the Notes are set. This estimated value will be based on market conditions and other relevant factors existing at that time, the Bank’s internal funding rate on the Trade Date and the Bank’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the Notes that are greater or less than the Bank’s initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the market value of the Notes could change significantly based on, among other things, changes in market conditions, including the prices of the Underlyings, the Bank’s creditworthiness, interest rate movements and other relevant factors, which may impact the price at which CIBCWM or any other party would be willing to buy the Notes from you in any secondary market transactions. The Bank’s initial estimated value does not represent a minimum price at which CIBCWM or any other party would be willing to buy the Notes in any secondary market (if any exists) at any time. See “The Bank’s Estimated Value of the Notes” on the last page of this pricing supplement.

♦	The Bank’s Initial Estimated Value of the Notes Will Not Be Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt — The internal funding rate to be used in the determination of the Bank’s initial estimated value of the Notes generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional fixed-rate debt. If the Bank were to use the interest rate implied by our conventional fixed-rate debt, we would expect the economic terms of the Notes to be more favorable to you. Consequently, our use of an internal funding rate for market-linked Notes would have an adverse effect on the economic terms of the Notes, the initial estimated value of the Notes on the Trade Date, and any secondary market prices of the Notes. See “The Bank’s Estimated Value of the Notes” on the last page of this pricing supplement.

♦	If CIBCWM Were to Repurchase Your Notes After the Settlement Date, the Price May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period — While CIBCWM may make markets in the Notes, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. The price that it makes available from time to time after the Settlement Date at which it would be willing to repurchase the Notes will generally reflect its estimate of their value. That estimated value will be based upon a variety of factors, including then prevailing market conditions, our creditworthiness and transaction costs. However, for a period of approximately 7 months after the Trade Date, the price at which CIBCWM may repurchase the Notes is expected to be higher than their estimated value at that time. This is because, at the beginning of this period, that price will not include certain costs that were included in the initial issue price, particularly our hedging costs and profits. As the period continues, these costs are expected to be gradually included in the price that CIBCWM would be willing to pay, and the difference between that price and CIBCWM’s estimate of the value of the Notes will decrease over time until the end of this period. After this period, if CIBCWM continues to make a market in the Notes, the prices that it would pay for them are expected to reflect its estimated value, as well as customary bid-ask spreads for similar trades. In addition, the value of the Notes shown on your account statement may not be identical to the price at which CIBCWM would be willing to purchase the Notes at that time, and could be lower than CIBCWM’s price.

♦	Economic and Market Factors May Adversely Affect the Terms and Market Price of the Notes Prior to Maturity or Call — Because structured notes, including the Notes, can be thought of as having a debt and derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Notes at issuance and the market price of the Notes prior to maturity or call. These factors include the prices of the Underlyings; the volatility of the Underlyings; the dividend rate paid on an Underlying and the stocks held by an Underlying; the time remaining to the maturity or call of the Notes; interest rates in the markets in general; geopolitical conditions and economic, financial, political, regulatory, judicial or other events; and the creditworthiness of CIBC. These and other factors are unpredictable and interrelated and may offset or magnify each other.

♦	The Notes Will Not Be Listed on Any Securities Exchange and We Do Not Expect a Trading Market for the Notes to Develop — The Notes will not be listed on any securities exchange. Although CIBCWM and/or its affiliates intend to purchase the Notes from holders, they are not obligated to do so and are not required to make a market for the Notes. There can be no assurance that a secondary market will develop for the Notes. Because we do not expect that any market makers will participate in a secondary market for the Notes, the price at which you may be able to sell your Notes is likely to depend on the price, if any, at which CIBCWM and/or its affiliates are willing to buy your Notes.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your Notes prior to maturity or automatic call. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the Notes to maturity or automatic call.

Hypothetical Scenario Analysis and Examples

The scenario analysis and examples below are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of any Underlying relative to its Initial Price. The hypothetical terms used below are not the actual terms. The actual terms will be set on the Trade Date and will be indicated on the cover of the applicable pricing supplement. We cannot predict the Final Price or the Closing Price of any Underlying on any Coupon Determination Date or Call Observation Date. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of any Underlying. The numbers appearing in the examples below may have been rounded for ease of analysis. The following scenario analysis and examples illustrate the Payment at Maturity or upon earlier automatic call per $10.00 Note on a hypothetical offering of the Notes, based on the following assumptions:

Investment Term:	Approximately 3 years (unless earlier called)
Hypothetical Initial Prices:	$100.00 for each Underlying
Hypothetical Contingent Coupon Rate:	8.36% per annum (or 2.09% per quarter)
Hypothetical Contingent Coupon:	$0.209 per quarter
Coupon Determination Dates:	Quarterly
Call Observation Dates:	Quarterly, commencing on June 20, 2024
Hypothetical Coupon Barriers:	$60.00 for each Underlying (60.00% of its Initial Price)
Hypothetical Downside Thresholds:	$60.00 for each Underlying (60.00% of its Initial Price)

Example 1 — Notes Are Called on the First Call Observation Date, Which Corresponds to the Second Coupon Determination Date

Date	Closing Price	Payment (per Note)
First Coupon Determination Date	SPY: $80 (at or above Coupon Barrier; below Initial Price) XLE: $110 (at or above Coupon Barrier and Initial Price)	$0.209 (Contingent Coupon)
Second Coupon Determination Date (and First Call Observation Date)	SPY: $120 (at or above Coupon Barrier and Initial Price) XLE: $130 (at or above Coupon Barrier and Initial Price)	$10.209 (Settlement Amount)
Total Payment: $10.418 (4.18% return)

Since the Notes are called on the second Coupon Determination Date (which is the first Call Observation Date), CIBC will pay you on the Call Payment Date a total of $10.209 per Note. When added to the Contingent Coupon payment of $0.209 received in respect of the first Coupon Determination Date, CIBC will have paid you a total of $10.418 per Note, for a 4.18% total return on the Notes. No further amount will be owed to you under the Notes.

Example 2 — Notes Are NOT Called and the Final Price of Each Underlying Is at or Above Its Coupon Barrier and Downside Threshold

Date	Closing Price	Payment (per Note)
First Coupon Determination Date	SPY: $90 (at or above Coupon Barrier; below Initial Price) XLE: $95 (at or above Coupon Barrier; below Initial Price)	$0.209 (Contingent Coupon)
Second through Eleventh Coupon Determination Dates (and First through Tenth Call Observation Date)	Various (Closing Price of at least one Underlying below Coupon Barrier; below Initial Price)	$0.00 – Notes are not automatically called
Final Valuation Date	SPY: $85 (at or above Coupon Barrier and Downside Threshold; below Initial Price) XLE: $110 (at or above Coupon Barrier, Downside Threshold and Initial Price)	$10.209 (Payment at Maturity)
Total Payment: $10.418 (4.18% return)

At maturity, CIBC will pay you a total of $10.209 per Note, reflecting your principal amount plus the applicable Contingent Coupon. When added to the Contingent Coupon payment of $0.209 received in respect of the first Coupon Determination Date, CIBC will have paid you a total of $10.418 per Note, for a 4.18% total return on the Notes.

Example 3 — Notes Are NOT Called and the Final Price of the Least Performing Underlying Is Below Its Coupon Barrier and Downside Threshold

Date	Closing Price	Payment (per Note)
First Coupon Determination Date	SPY: $90 (at or above Coupon Barrier; below Initial Price) XLE: $120 (at or above Coupon Barrier, Downside Threshold and Initial Price)	$0.209 (Contingent Coupon)
Second through Eleventh Coupon Determination Dates (and First through Tenth Call Observation Date)	Various (Closing Price of at least one Underlying below Coupon Barrier; below Initial Price)	$0.00 – Notes are not automatically called
Final Valuation Date	SPY: $40 (below Coupon Barrier, Downside Threshold and Initial Price) XLE: $110 (at or above Coupon Barrier, Downside Threshold and Initial Price)	$10.00 × (1 + Underlying Return of the Least Performing Underlying) =$10.00 × (1 + -60%) =$10.00 - $6.00 =$4.00 (Payment at Maturity)
Total Payment: $4.209 (-57.91% return)

Since the Notes are not called and the Final Price of the Least Performing Underlying is below its Downside Threshold, CIBC will pay you at maturity $4.00 per Note. In addition, the final Contingent Coupon will not be payable because the Final Price of the Least Performing Underlying is also below its Coupon Barrier. When added to the Contingent Coupon payment of $0.209 received in respect of the first Coupon Determination Date, CIBC will have paid you $4.209 per Note, for a -57.91% total return on the Notes.

Information About the Underlyings

The SPDR® S&P 500® ETF Trust

The SPY seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of the S&P 500® Index, which is designed to measure the performance of large-capitalization segment of the U.S. equity market. The SPY trades on the NYSE Arca under the ticker symbol “SPY.” See “Reference Sponsors and Fund Descriptions—The SPDR® S&P 500® ETF Trust” beginning on page S-49 of the accompanying underlying supplement for additional information about the SPY.

In addition, information filed by the SPY with the SEC pursuant to the Securities Exchange Act of 1934 and the Investment Company Act can be located by reference to the SEC file numbers 033-46080 and 811-06125, respectively on the SEC’s website at http://www.sec.gov. In addition, information about the SPY may be obtained from other sources including, but not limited to, the SPY’s website. We are not incorporating by reference into this pricing supplement the website or any material it includes. None of us, UBS or any of our respective affiliates makes any representation that such publicly available information regarding the SPY is accurate or complete.

Historical Performance of the SPY

The graph below illustrates the performance of the SPY from January 1, 2018 to December 18, 2023, based on the daily Closing Prices as reported by Bloomberg L.P. (“Bloomberg”), without independent verification. We have not conducted any independent review or due diligence of the publicly available information from Bloomberg. On December 18, 2023, the Closing Price of the SPY was $471.97, which is its Initial Price. The green line indicates its Coupon Barrier and Downside Threshold of $283.18, which is equal to 60.00% of its Initial Price. The historical performance of the SPY should not be taken as an indication of its future performance, and no assurances can be given as to the level of the SPY at any time during the term of the Notes, including the Coupon Determination Dates. We cannot give you assurance that the performance of the SPY will result in the return of any of your investment.

Historical Performance of the SPDR® S&P 500® ETF Trust
Source: Bloomberg

The Energy Select Sector SPDR® Fund

The XLE seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of the Energy Select Sector Index. The XLE trades on the NYSE Arca under the ticker symbol “XLE.” See “Reference Sponsors and Fund Descriptions— The Select Sector SPDR® Funds” beginning on page S-44 of the accompanying underlying supplement for additional information about the XLE.

In addition, information filed by the XLE with the SEC pursuant to the Securities Exchange Act of 1934 and the Investment Company Act can be located by reference to the SEC file numbers 333-57791 and 811-08837, respectively on the SEC’s website at http://www.sec.gov. In addition, information about the XLE may be obtained from other sources including, but not limited to, the XLE’s website. We are not incorporating by reference into this pricing supplement the website or any material it includes. None of us, UBS or any of our respective affiliates makes any representation that such publicly available information regarding the XLE is accurate or complete.

Historical Performance of the XLE

The graph below illustrates the performance of the XLE from January 1, 2018 to December 18, 2023, based on the daily Closing Prices as reported by Bloomberg, without independent verification. We have not conducted any independent review or due diligence of the publicly available information from Bloomberg. On December 18, 2023, the Closing Price of the XLE was $84.18, which was its Initial Price. The green line indicates its Coupon Barrier and Downside Threshold of $50.51, which is equal to 60.00% of its Initial Price. The historical performance of the XLE should not be taken as an indication of its future performance, and no assurances can be given as to the price of the XLE at any time during the term of the Notes, including the Coupon Determination Dates. We cannot give you assurance that the performance of the XLE will result in the return of any of your investment.

Historical Performance of the Energy Select Sector SPDR® Fund

Source: Bloomberg

Correlation of the Underlyings

The graph below illustrates the daily performance of the Underlyings from January 1, 2018 through December 18, 2023. For comparison purposes, each Underlying has been normalized to have a Closing Price of 100.00 on January 1, 2018 by dividing the Closing Price of that Underlying on each Trading Day by the Closing Price of that Underlying on January 1, 2018 and multiplying by 100.00. We obtained the Closing Prices used to determine the normalized Closing Prices set forth below from Bloomberg, without independent verification.

The closer the relationship of the daily returns of the Underlyings over a given period, the more positively correlated those Underlyings are. The lower (or more negative) the correlation of the Underlyings, the less likely it is that those Underlyings will move in the same direction and therefore, the greater the potential for the Closing Price or the Final Price of one of those Underlyings to be less than its Coupon Barrier or Downside Threshold on a Coupon Determination Date or the Final Valuation Date, respectively. This is because the less positively correlated the Underlyings are, the greater the likelihood that at least one of the Underlyings will decrease in value. However, even if the Underlyings have a higher positive correlation, the Closing Price or the Final Price of one or more of the Underlyings might be less than its Coupon Barrier or Downside Threshold on a Coupon Determination Date or the Final Valuation Date, respectively, as the Underlyings may decrease in value together. Although the correlation of the Underlyings’ performance may change over the term of the Notes, the correlations referenced in setting the terms of the Notes are calculated using CIBC’ internal models at the time when the terms of the Notes are set and are not derived from the daily returns of the Underlyings over the period set forth below. A higher Contingent Coupon Rate is generally associated with lower correlation of the Underlyings, which reflects a greater potential for a loss on your investment at maturity. See “Key Risks — Structure Risks — Because the Notes Are Linked to the Performance of More Than One Underlying, There Is a Greater Risk of Contingent Coupons Not Being Paid and of You Sustaining a Significant Loss on Your Investment,” “ — Your Return Will Be Based on the Individual Return of Each Underlying,” and “— Higher Contingent Coupons or Lower Downside Thresholds Are Generally Associated with the Underlying with Greater Expected Volatility and Therefore Can Indicate a Greater Risk of Loss“ herein.

Past performance of the Underlyings is not indicative of the future performance of the Underlyings.

Historical Performance of the SPDR® S&P 500® ETF Trust and the Energy Select Sector SPDR® Fund

Source: Bloomberg

United States Federal Income Tax Considerations

The following discussion is a brief summary of the material U.S. federal income tax considerations relating to an investment in the Notes. The following summary is not complete and is both qualified and supplemented by (although to the extent inconsistent supersedes) the discussion entitled “Material U.S. Federal Income Tax Consequences” in the underlying supplement, which you should carefully review prior to investing in the Notes. Except with respect to the section below under “Non-U.S. Holders,” it applies only to those U.S. Holders who are not excluded from the discussion of United States Taxation in the accompanying prospectus.

The U.S. federal income tax considerations of your investment in the Notes are uncertain. No statutory, judicial or administrative authority directly discusses how the Notes should be treated for U.S. federal income tax purposes. In the opinion of our tax counsel, Mayer Brown LLP, it would generally be reasonable to treat the Notes as prepaid derivative contracts. Pursuant to the terms of the Notes, you agree to treat the Notes in this manner for all U.S. federal income tax purposes. If this treatment is respected, you should generally recognize capital gain or loss upon the sale, exchange, redemption or payment upon maturity in an amount equal to the difference between the amount you receive in such transaction and the amount that you paid for your Notes. Such gain or loss should generally be treated as long-term capital gain or loss if you have held your Notes for more than one year. Although the tax treatment of the Contingent Coupon payments is unclear, we intend to treat any Contingent Coupon payments, including on the Maturity Date or upon an automatic call, as ordinary income includible in income by you at the time it accrues or is received in accordance with your normal method of accounting for U.S. federal income tax purposes.

The expected characterization of the Notes is not binding on the U.S. Internal Revenue Service (the “IRS”) or the courts. It is possible that the IRS would seek to characterize the Notes in a manner that results in tax consequences to you that are different from those described above or in the accompanying underlying supplement. For a more detailed discussion of certain alternative characterizations with respect to the Notes and certain other considerations with respect to an investment in the Notes, you should consider the discussion set forth in “Material U.S. Federal Income Tax Consequences” of the underlying supplement. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the Notes for U.S. federal income tax or other tax purposes.

Non U.S.-Holders. A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a Non-U.S. Holder. Under Treasury regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2025. We expect that the delta of the Notes will not be one, and therefore, we expect that Non-U.S. Holder should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlyings or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. Holders that enter, or have entered, into other transactions in respect of any Underlying or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

Please see the discussion under the section entitled “Material U.S. Federal Income Tax Consequences” in the underlying supplement for a further discussion of the U.S. federal income tax consequences of an investment in the Notes. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of the Notes for U.S. federal income tax purposes. You should also consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the Notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Certain Canadian Federal Income Tax Considerations

In the opinion of Blake, Cassels & Graydon LLP, our Canadian tax counsel, the following summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations thereto (the “Canadian Tax Act”) generally applicable at the date hereof to a purchaser who acquires beneficial ownership of a Note pursuant to this pricing supplement and who for the purposes of the Canadian Tax Act and at all relevant times: (a) is neither resident nor deemed to be resident in Canada; (b) deals at arm’s length with the Issuer and any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of the Note; (c) does not use or hold and is not deemed to use or hold the Note in, or in the course of, carrying on a business in Canada; (d) is entitled to receive all payments (including any interest and principal) made on the Note; (e) is not a, and deals at arm’s length with any, “specified shareholder” of the Issuer for purposes of the thin capitalization rules in the Canadian Tax Act; and (f) is not an entity in respect of which the Issuer or any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of, loans or otherwise transfers the Note is a “specified entity”, and is not a “specified entity” in respect of such a transferee, in each case, for purposes of the Hybrid Mismatch Proposals, as defined below (a “Non-Resident Holder”). Special rules which apply to non-resident insurers carrying on business in Canada and elsewhere are not discussed in this summary.

This summary assumes that no amount paid or payable to a holder described herein will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of proposed paragraph 18.4(3)(b) of the Canadian Tax Act contained in the revised proposals with respect to “hybrid mismatch arrangements” included in the proposals to amend the Canadian Tax Act released by the Minister of Finance (Canada) on November 28, 2023 (the “Hybrid Mismatch Proposals”). Investors should note that the Hybrid Mismatch Proposals are in draft form, are highly complex, and there remains significant uncertainty as to their interpretation and application. There can be no assurance that the Hybrid Mismatch Proposals will be enacted in their current form, or at all.

This summary is supplemental to and should be read together with the description of material Canadian federal income tax considerations relevant to a Non-Resident Holder owning Notes under “Material Income Tax Consequences — Canadian Taxation” in the accompanying prospectus and a Non-Resident Holder should carefully read that description as well.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Resident Holder. Non-Resident Holders are advised to consult with their own tax advisors with respect to their particular circumstances.

Based on Canadian tax counsel’s understanding of the Canada Revenue Agency’s administrative policies, and having regard to the terms of the Notes, interest payable on the Notes should not be considered to be “participating debt interest” as defined in the Canadian Tax Act and accordingly, a Non-Resident Holder should not be subject to Canadian non-resident withholding tax in respect of amounts paid or credited or deemed to have been paid or credited by the Issuer on a Note as, on account of or in lieu of payment of, or in satisfaction of, interest.

Non-Resident Holders should consult their own advisors regarding the consequences to them of a disposition of the Notes to a person with whom they are not dealing at arm’s length for purposes of the Canadian Tax Act.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, CIBCWM will purchase the Notes from CIBC for distribution to UBS (the “Agent”). CIBCWM will agree to sell to the Agent, and the Agent will agree to purchase, all of the Notes at the price to public less the underwriting discount set forth on the cover hereof. The Agent may allow a concession to its affiliates not in excess of the underwriting discount set forth on the cover hereof.

CIBCWM is our affiliate, and is deemed to have a conflict of interest under FINRA Rule 5121. In accordance with FINRA Rule 5121, CIBCWM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

The Bank may use this pricing supplement in the initial sale of the Notes. In addition, CIBCWM or another of the Bank’s affiliates may use this pricing supplement in market-making transactions in any Notes after their initial sale. Unless CIBCWM or we inform you otherwise in the confirmation of sale, this pricing supplement is being used by CIBCWM in a market-making transaction.

While CIBCWM may make markets in the Notes, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. See the section titled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

The price at which you purchase the Notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the Notes. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Notes. As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Settlement Date.

The Bank’s Estimated Value of the Notes

The Bank’s initial estimated value of the Notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Notes. The Bank’s initial estimated value does not represent a minimum price at which CIBCWM or any other person would be willing to buy your Notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the Bank’s initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional fixed-rate debt. For additional information, see “Key Risks—The Bank’s Initial Estimated Value of the Notes Will Not Be Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the Notes is derived from the Bank’s or a third party hedge provider’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the Bank’s initial estimated value of the Notes will be determined when the terms of the Notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Key Risks—The Bank’s Initial Estimated Value Does Not Represent Future Values of the Notes and May Differ From Others’ Estimates” in this pricing supplement.

The Bank’s initial estimated value of the Notes will be lower than the initial issue price of the Notes because costs associated with selling, structuring and hedging the Notes are included in the initial issue price of the Notes. These costs include the selling commissions paid to CIBCWM and other affiliated or unaffiliated dealers, the projected profits that our hedge counterparties, which may include our affiliates, expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Notes. See “Key Risks—The Bank’s Initial Estimated Value of the Notes Will Be Lower Than the Initial Issue Price (Price to Public) of the Notes” in this pricing supplement.